Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE OFFICERS

ESTABLISH 10b5-1 TRADING PLANS

AUGUST 31, 2010 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today that certain officers of the Company, including Paul D. Smith, the Company’s Executive Vice President and Chief Operating Officer, and Angela S. Wallander, the Company’s Executive Vice President and Chief Administrative Officer, have established pre-arranged personal stock trading plans, in each case to purchase shares of the Company’s common stock.  The plans are intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, which enables securities holders to adopt pre-arranged stock trading plans for the purchase or sale of predetermined amounts of securities on a non-discretionary basis.  Mr. Smith’s trading plan will expire in September 2011 and Ms. Wallander’s trading plan will expire in June 2011.

Purchases of shares pursuant to the stock trading plans will be reported through Form 4 filings with the Securities and Exchange Commission.  Except as may be required by law, the Company does not report stock trading plans by other company officers or directors, or modifications, transactions or other activities under any previously announced plan.

About Reddy Ice

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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